                                                Exhibit E.1


                               1998
                    Report on NEES Money Pool
                             ($000's)

                              Avg.    Max.    Min.    Investment
Company                      Invest. Invest. Invest.  at 12/31/98
-------                      ------- ------- -------  -----------
NEES (Trust)                          $44,331          $194,725       $  -0-          $ -0-

Massachusetts Electric Co                 -0-               -0-          -0-            -0-

New England Power Co.                  88,673           555,200          -0-        177,125

The Narragansett Electric Co.             155             7,100          -0-            -0-

Granite State Electric Co.              2,620             6,375          -0-          2,900

Nantucket Electric Co.                    565             3,300          -0-            -0-

New England Power Service Co.           4,687            22,975          -0-          2,675

New England Electric Transmission         -0-               -0-          -0-            -0-
   Corporation

New England Energy Incorporated         4,513            15,200          275            625

New England Hydro-Transmission          3,824             7,050          700          2,775
   Electric Company (NEHTEC)

New England Hydro-Transmission          1,888             6,550          -0-            -0-
   Corporation (NEHTC)

Narragansett Energy Resources             282             1,925          -0-            -0-
   Company (NERC)
